As filed with the Securities and Exchange Commission on April 30, 1999

Registration No.:

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                            SIRCO INTERNATIONAL CORP.
             (Exact name of registrant as specified in its charter)

         New York                                       13-2511270
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
incorporation or organization)

                             24 Richmond Hill Avenue
                           Stamford, Connecticut 06901
                                 (203) 359-4100
               (Address, including zip code, and telephone number,
        including area code of Registrant's principal executive offices)

                                   JOEL DUPRE
                Chairman of the Board and Chief Executive Officer
                            Sirco International Corp.
                             24 Richmond Hill Avenue
                           Stamford, Connecticut 06901
                                                           (203) 359-4100
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)

                                    Copy To:

                              Eric M. Hellige, Esq.
                        Pryor Cashman Sherman & Flynn LLP
                                 410 Park Avenue
                            New York, New York 10022
                                 (212) 421-4100

         Approximate date of commencement of proposed sale of the securities to the public: As soon as possible after this Registration Statement becomes effective.

         If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                            -------------------------

                         Calculation Of Registration Fee

============================================ ===================== =============== ================= ===================
                                                                      Proposed         Proposed
                                                                      Maximum          Maximum
                                                                      Offering        Aggregate
          Title of Each Class of                  Amount to          Price Per         Offering          Amount of
        Securities to be Registered             be Registered          Share*           Price*        Registration Fee
============================================ ===================== =============== ================= ===================

Common Stock, $.10 par value...............    3,311,696 shares        $1.75        $5,795,468.00        $1,159.09

============================================ ===================== =============== ================= ===================

-------------

* Calculated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee (based on the closing price per share of the Registrant's common stock as reported on the NASDAQ Small Cap market on April 28, 1999.)


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED APRIL 30, 1999
PROSPECTUS

                                3,311,696 Shares

                            SIRCO INTERNATIONAL CORP.

                                  Common Stock
                           (Par value $.10 Per Share)

                              ---------------------

     The shareholders listed in this prospectus are offering and selling up to 3,311,696 shares of common stock of Sirco International Corp. We will not receive any proceeds from such sale.

     Our common stock is listed on the NASDAQ Small Cap market under the symbol "SIRC." The last reported bid price for the common stock on April 28, 1999, was $1.719 per share. The last reported ask price for the common stock on such date was $1.781 per share.

     The selling shareholders may offer their shares of common stock through public or private transactions in the over-the-counter markets, on or off the United States exchanges, at prevailing market prices or at privately negotiated prices. The selling shareholders may engage brokers or dealers who may receive commissions or discounts from the selling shareholders.

                              ---------------------

     See "Risk Factors" at page 7 of this prospectus for a discussion of certain material factors which you should consider before investing in the common stock offered by this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                              ---------------------


              The date of this Prospectus is _______________, 1999.

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. We are not offering to sell or buy the common stock offered in this document to any person unauthorized or prohibited to do so. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room located 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-0330 for further information on the operation of such public reference room. You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtain copies of such documents from the SEC's web site at http://www.sec.gov.

                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

          (1) Annual Report on Form 10-K for the fiscal year ended November 30, 1998; and

          (2) Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 1999.

          You may request a copy of these filings (excluding exhibits to such filings which we have not specifically incorporated by reference in such filings), at no cost, by writing or telephoning us at the following address:

                    Sirco International Corp.
                    24 Richmond Hill Avenue
                    Stamford, Connecticut 06901
                    Attn: Mr. Paul H. Riss, Chief Financial Officer
                    (203) 359-4100

         The following discussion and analysis contains forward-looking statements. Such statements generally discuss future expectations. You can identify such statements by the use of forward looking terminology as "may," "will," "expect," "anticipate" or other similar words. You should be aware that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors. Factors that might cause such a difference include, among others, general economic and business conditions. See "Risk Factors."

                                ABOUT THE COMPANY

         We, Sirco International Corp., are a diversified entity with operations organized into three industry segments. Our telecommunications division focuses on developing integrated telephone service in the emerging competitive local exchange carrier industry and offers a bundled package of telecommunications products, including local and long distance telephone, voice mail, paging, Internet access, dedicated access, Web site design, Web site hosting, and other enhanced and value-added telecommunications services tailored to meet the needs of its customers. Our retail division sells travel products, uniforms and study guides via retail stores, E-commerce sites and a Web site primarily to professional airline crew members. Our luggage division designs, manufactures and markets on a wholesale basis a broad line of soft luggage, sports bags, backpacks, children's bags, tote bags and related products.

Our Telecommunications Business

         We first made an investment in a local telephone company in October 1997, when we acquired approximately 28% of Access One Communications, Inc. ("Access One"), a Florida-based competitive local exchange carrier ("CLEC"). We began our own CLEC business in February 1998 when we acquired 100% of Essex Communications, Inc. ("Essex"), which was a newly-formed, New York-based CLEC. Both Essex and Access One resell local telephone service purchased from a regional Bell operating company ("RBOC"), such as Bell Atlantic Corporation ("Bell Atlantic") or BellSouth Corporation ("BellSouth"). The Telecommunications Act of 1996 mandated, among other things, that the large incumbent local telephone companies, such as the RBOCs, allow competitors to use their telecommunications facilities in such a manner that the RBOCs would no longer hold a monopoly over the local telephone service business. Essex and Access One were formed in response to such mandate, and we plan to build Essex and to help build Access One into a local telephone business with certain niches that will allow them to effectively compete as a telecommunications entity. Although we have a representative on the Board of Directors of Access One, and Essex and Access One plan to work together in instances where it makes business sense, due to our minority shareholder position in Access One, we can only control the operations of Essex.

         We are focusing the marketing efforts of Essex on small and medium-sized businesses with telecommunications usage of less than $2,000 per month. Our telecommunications strategy is to continue to increase Essex's customer base by being more flexible, responsive and innovative to the needs of its target customers than the RBOCs, which have historically concentrated their sales and marketing efforts on residential and large business customers. We plan to expand our telecommunications customer base without any significant capital expenditures on telecommunications facilities (such as switches, fiber and other telecommunications equipment), as we believe it is more cost efficient to quickly grow a telecommunications entity with a "leased facilities" or "virtual facilities" strategy in which the necessary telecommunications facilities are leased from an RBOC. Since its inception, Essex, like virtually all other non-facilities based CLECs, was primarily a reseller of local telephone service from an RBOC. Following a recent Supreme Court ruling that upheld the Federal Communications Commission ("FCC") requirements that RBOCs open local phone service to competition, we have been able to refocus our sales strategy by beginning to sell direct local access and related products and services as a facilities-based carrier through facilities leased from Bell Atlantic. As a result, we are in the process of converting our resold customer base to leased facilities with Bell Atlantic in the State of New York. Access One has secured a leased facilities agreement with respect to all nine states covered by BellSouth.

         We have received certification by the applicable state Public Service Commission and we currently operate Essex as a CLEC in New York, New Jersey and Virginia. In addition, we have received certification for Essex to operate as a CLEC in Connecticut and Massachusetts. We may also consider the acquisition of other CLECs to increase the number of states within which we can operate. We have determined that multi-site customer organizations greatly desire consolidated billing for all their locations. Currently, none of the RBOCs and only a limited number of CLECs provide multi-site organizations with the option to consolidate their invoices into a single bill. We offer customers the ability to receive one invoice for all their locations in a format conducive to internal accounting systems requirements and on a medium of their choice.

         In addition to the local telephone service that we provide, we also offer a bundled package of telecommunications products. We have additional agreements with other telephone companies pursuant to which Essex can resell a variety of other telephone services, including long distance service, voice mail, paging, calling cards, and other value added features. We believe that our ability to offer one-stop, integrated communications services will help us to capture a larger portion of our customers' total expenditures on communication services and will reduce customer turnover. In furtherance of our bundling strategy, in August 1998, we acquired WebQuill Internet Services LLC ("WebQuill") to provide Internet access, Web design, E-commerce design and Web hosting for the customers of Essex and Access One. During 1998, WebQuill entered into a frame relay cloud agreement with Southern New England Telephone ("SNET") that allows WebQuill to provide local dial-up access, dedicated 56K frame relay access and dedicated T-1 access to customers located throughout Connecticut via a single point of presence ("POP") located in Norwalk, Connecticut. In order to expand the geographic coverage of our Internet access services, in December 1998, we signed an agreement with another Internet service provider with over 450 POPs, which allows WebQuill's customers to have nationwide dial-up access throughout the United States. We intend to enter into additional regional Internet access arrangements and deploy one or more additional Company-owned POPs during 1999, in order to increase the density of our Internet access coverage.

         In order to provide an additional service to our small business customers, we have initiated the development of a virtual mall marketing and Web-hosting program for the Internet. In January 1999, we registered 48 Internet site names incorporating the same state postal abbreviation formats (e.g., "www.nj-search.com"). We plan to market sites on these virtual malls to medium and small businesses that are seeking a lower cost option for selling their products and services on the Internet. We plan to market these sites directly to existing Access One and Essex customers and primarily through third-party telemarketers to new customers.

         We also design and host more complex and expensive Web sites for larger businesses and those smaller businesses that intend to concentrate more of their resources on the development of Internet customer bases. These sites, commonly referred to as E-commerce sites, facilitate the purchase of goods and services with minimal need for human intervention. E-commerce sites can feature products and services databases, online database search capabilities, real time inventory availability and real time credit card processing. In addition, we have introduced an E-commerce fulfillment service, which we call "E-Complete", that provides warehousing and shipping services to our E-commerce hosting customers.

         We obtain new customers for our telephone services primarily through telemarketing agencies that are paid only if we are successful in provisioning the prospect into a customer. We do not intend to hire a significant direct sales staff, as the per line cost of acquiring new accounts is currently substantially lower using third-party telemarketers than it would be by direct marketing with our own employees. To ensure customer satisfaction, we emphasize personalized care, with each customer having a single point of contact who is responsible for solving problems and responding to customer inquiries.

Our Specialty Retail Business

         We also operate a specialty retail business that sells travel products, uniforms and study guides via retail stores, E-commerce sites and a Web site primarily to professional airline crew members. Our objective is for this division to become a leading supplier of travel-related and telecommunications products to pilots and flight attendants. We lease space from American Airlines for two retail stores that sell travel-related products to American Airline employees, including the official pilot uniform and study guides for pilots. We also sell identification cards, uniform supplies and travel needs to flight attendants at our retail stores. In addition, we rent pagers to flight attendants who are on reserve duty and offer Internet access services and local and long distance telephone services. We plan to use the knowledge and experience gained with American Airlines to provide similar products and services to employees of other airlines. We currently have small programs with Delta Airlines and Southwest Airlines to sell products in employee lounges.

         We believe professional airline crew members are excellent targets for online retail purchases, as they are constantly mobile and frequently stay in touch with family and job-related duties via the Internet. We have developed and will continue to develop E-commerce sites to augment our in-store sales with
sales  to  these  and  other  online   purchasers.   We  currently   market
our travel-related products through the E-commerce sites, www.avishop.com and www.800bags.com, and our Web site, www.tagintl.com.

Our Wholesale Luggage Business

         We have announced that we intend to sell our wholesale luggage division in order to focus our corporate resources on the development of our telecommunications business, Internet-related businesses, and online retail operations. We believe the growth opportunities and the ability to create shareholder value are much greater in our telecommunications and Internet-related businesses than they are in our wholesale luggage operation. However, we cannot guarantee that we will be successful in our efforts to dispose of our wholesale luggage division. In certain instances, potential acquirers have asked us to consider acquiring them so that we can operate the division with a larger revenue base over which to spread our fixed overhead costs.

         In our wholesale luggage division, we design, manufacturer and market a broad line of soft luggage, sports bags, backpacks, children's bags, tote bags and related products. Our strategy is to produce a diverse line of high quality, fashionable products at competitive prices. We believe our creative design, manufacturing and sourcing capabilities facilitate our ability to merchandise high quality products.

         As part of our strategy, we

          o sell our products under many registered trade names, including "Cross Trainer," "J.T. Madison," "Mondo" and "Mountain Gear;

          o sell our products under certain trademarked names we license from others, including "Dunlop," "Generra," "Gold's Gym," "Hedgren," "Koosh," "Maui and Sons," "Perry Ellis" and "S>>M" (Sport Music by MTV); and

          o design and manufacture soft luggage and sports bags on a contract basis for unaffiliated retailers and sportswear companies.


         We sell our sport bags, backpacks and related products primarily to large national retail chain stores, including Target, Sears and Kmart, and to regional discount store chains, such as ShopKo and Bradlees. We also sell to department stores and other specialty stores, including Federated Stores (Filene's and Stern's), Innovation Luggage and Bentley's Luggage, to apparel chain stores, such as The Marmaxx Group and Ross Stores, and to fitness-related stores, such as Gold's Gym.

         The following table sets forth the respective percentages of our net sales to Target, Kmart and The Marmaxx Group for the fiscal years ended November 30 1998, 1997 and 1996. No other customers purchased products representing 10% or more of our net sales during those fiscal years.

                                                Fiscal Year
           Customer                          Ended November 30
           --------                          -----------------
                                      1996            1997         1998
                                      ----            ----         ----
 Target                                19%             27%          23%
 Kmart                                 11%             17%          23%
 The Marmaxx Group                    ---              14%         ---

         We use full-time sales persons and independent sales representatives to solicit business directly from our customers. The independent sales representatives also represent several other manufacturers or wholesalers. We pay them commissions for their services, typically pursuant to the terms of non-exclusive sales representative contracts. We fill orders on the terms and conditions of standard purchase orders we receive from customers.

         After extensive negotiations with FILA Sport S.p.A. ("FILA"), in February 1996, we agreed to stop shipping FILA product under a non-exclusive license with FILA during fiscal 1996. Net sales of the FILA product for the fiscal year ended November 30, 1996 were approximately $8,584,000, or approximately 30.9% of our total net sales. We did not sell any products bearing the FILA name or logo in fiscal 1997. The loss of the FILA trademark adversely affected our results of operations in the fiscal years ended November 30, 1998 and 1997.

         During fiscal 1996, Airway Industries Inc. ("Airway") refused to renew its license agreement with our Canadian subsidiary, Sirco International (Canada) Limited ("Sirco Canada"). Sirco Canada had an exclusive license to sell in Canada through December 31, 1996, luggage and luggage related products under the trade names "Atlantic" and "Oleg Cassini." During the first quarter of fiscal 1997 (prior to the December 31, 1996 termination date), sales of Atlantic product approximated $472,000, which represented approximately 2.9% of our total net sales and approximately 63.8% of Sirco Canada's total net sales for that period. During the fiscal year ended November 30, 1996, sales of such product approximated $5,782,000, which represented approximately 20.8% of our total net sales and approximately 95.4% of Sirco Canada's total net sales for that period. The loss of this license agreement adversely affected our results of operations for the years ended November 30, 1998 and 1997.

Executive Offices

          Sirco International Corp. was incorporated under the laws of New York on July 22, 1964. Our executive offices are located at 24 Richmond Hill Avenue, Stamford, Connecticut 06901 and our telephone number at that address is (203) 359-4100.

                                  RISK FACTORS

         The purchase of our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in such stock.

Limited Operating History

         Although our wholesale luggage division has been in existence since 1984, we have announced our intention to sell that division and are currently seeking a purchaser. Our retail and telecommunications divisions were established in August 1997 and February 1998, respectively. Accordingly, in the event we sell off our wholesale luggage division, our remaining businesses will have a limited operating history upon which you may evaluate us. In addition, substantially all of our revenues currently are generated by our wholesale luggage division. In the future, following the sale of that division, we will be dependent solely on the revenues of our retail and telecommunications divisions and the proceeds of additional financings to fund our operations. There can be no assurance that our future revenues will ever be significant or that our operations will ever be profitable.

Anticipated Continued Losses

         We have not been profitable since fiscal 1996. We may not become profitable again or, if we become profitable, we may be unable to sustain profitability. We reported net losses of approximately $1,518,000, $4,977,000, and $2,868,000 for the three months ended February 28, 1999 and the fiscal years ended November 30, 1998 and 1997, respectively. We expect to continue to incur significant losses until we can dispose of our wholesale luggage division, and to continue to incur losses thereafter as we continue to develop our remaining businesses. The limited operating history of our retail and telecommunications divisions makes predicting our future operating results difficult.

Need for Additional Financing

         Due to our recent losses and our additional requirements for working capital to establish and grow our retail and telecommunications businesses, over the past two fiscal years we have sold additional shares of capital stock to fund our working capital needs. We expect that we will continue to sell our capital stock to fund the anticipated growth of our telecommunications business and implement our business objectives. There can be no assurance that we will be able to obtain additional funding when needed, or that such funding, if available, will be available on terms acceptable to us. If we cannot obtain additional funds when needed, we may be forced to curtail or cease our activities, which may result in the loss of all or a substantial portion of your investment.

Qualified Auditors Report

         The report of our independent auditors on our financial statements for the year ended November 30, 1998 noted that we are experiencing difficulty in generating sufficient cash flow to meet our obligations and sustain our operations and that we have incurred significant losses from our operations. Our auditors also noted we were in default of certain debt covenants contained in our financing agreement which could result in termination of the agreement and the debt becoming due and payable immediately. The report concluded that these factors, among others, raise substantial doubt about our ability to continue as a going concern. We continue to incur operating losses, primarily from our wholesale luggage division. We have announced our intention to sell that division and are currently in discussions with several interested parties. However, if we are unable to successfully divest that division, and the depressed levels of sales of that division continue to generate operating losses, we may continue to experience temporary cash shortages, which will have an adverse effect on our financial condition and the results of operations of our retail and telecommunications divisions.

Impact of Year 2000

         The Year 2000 issue is the result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time sensitive software may recognize a date using "00" as the year 1900 instead of the year 2000. This reading could result in a system failure or miscalculations and cause a disruption in operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activity.

         Based on a recent assessment, the Company determined that it will be required to modify or replace portions of its software and hardware so that its systems will function properly with respect to the dates in the year 2000 and thereafter. The Company presently believes that with modifications to existing software and hardware, the Year 2000 issue will not pose significant operational problems for its systems. The modifications required primarily affect the information systems utilized by the luggage division, which the Company plans to divest. The Company believes its retail division's computer-controlled system is complaint, and the telecommunication's computer-controlled system is in the process of transferring to computer programs which are compliant.

         The Company is in the process of contacting all of its significant suppliers and large customers to determine the extent to which the Company's interface systems are vulnerable to those third parties' failure to remediate their own Year 2000 issues. The Company's total Year 2000 project cost and estimates to complete include the estimated costs and time associated with the impact of third party Year 2000 issues based on presently available information. However, there can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted and would not have a material adverse effect in the Company's systems. The telecommunications division has identified that the third party which processes Essex's customer invoices is not compliant with the Year 2000 issues. The Company has identified another third party which is compliant, and if needed, the Company will utilize the new third party source for customer invoicing by June 1999 should its current billing provider fail to convert is system six months before the year 2000.

         The Company will utilize both internal and external resources to reprogram, or replace, an test the software and hardware for Year 2000 compliance. The Company's objective is to complete the Year 2000 project not later than June 30, 1999, which is prior to any anticipated impact on its operating systems. The total cost of the Year 2000 project for the Company is estimated to be less than $100,000. Through year-end 1998, the Company has incurred approximately $40,000 in expenses related to the assessment of, and preliminary efforts on, its Year 2000 project and the development and implementation of various plans for systems modifications and testing.

         All costs associated with the Year 2000 project are being funded through operating cash flow. Costs and timetables for Year 2000 projected associated with corporate mergers and acquisitions are not included in the above estimates, and will be funded on a case-by-case basis as they occur.

         The costs of the project and the date which the Company has established to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans, and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, unanticipated mergers and acquisitions, and similar uncertainties.

Risks Associated with Telecommunications Division. In the fourth quarter of fiscal 1997, our Board of Directors decided to diversify our business by expanding into the telecommunications industry. Since October 1997, we have made several investments in Access One, a CLEC based in Florida. In February 1998, we acquired Essex, a newly-formed CLEC, and in August 1998, we acquired WebQuill to add an Internet service provider. See "About The Company -- the Telecommunication Division." Our diversification strategy involves significant risks, including, but not limited to, the factors set forth below.

         Short Operating History; Net Losses. Since its inception, Essex has focused on organizational activities, including securing the proper authorizations to operate as a telephone reseller in the States of Connecticut, New Jersey, New York, Virginia and Massachusetts. Consequently, in fiscal 1998, our telecommunications division incurred an operating loss of approximately $721,000. Essex began marketing its telecommunications products in May 1998 and by April 1, 1999 had approximately 2,200 local access lines. At April 1, 1999, WebQuill had approximately 1,000 Internet customers. Because of its limited operating history, we cannot accurately predict if we will be able to compete successfully in the telecommunications business. Accordingly, you should consider the likelihood of our telecommunications division's success in view of all of the risks, expenses and delays inherent in establishing a new business, including, but not limited to, the following:

          o    general expenses;

          o    unforeseeable complications and delays;

          o    implementation of marketing strategies and activities;

          o    the  uncertainty  of  market   acceptance  of  new  products  and
               services;

          o    intense  competition from larger,  more established  competitors;
               and

          o incurring additional net losses before establishing an adequate customer base.


         Raising Additional Capital. We anticipate that the continued expansion of our telecommunications business will require us to raise additional equity and/or debt by the end of fiscal 1999. We cannot be certain, however, that we will be successful in raising sufficient debt or equity on terms that we consider acceptable. If we are unable to generate sufficient funds, we may be required to delay or abandon some of our expansion plans, which would have a material adverse effect on our growth and our ability to compete in the telecommunications industry.

         Risks  of   Acquisitions.   We  intend  to   develop   and  expand  our
telecommunications business. Initially, we intend to acquire additional telecommunications and related businesses to enter new markets. Among the risks associated with such strategy, which could materially adversely affect our business, financial condition, results of operations and profitability, are the following:

          o we may not be able to identify, acquire or profitably manage such additional businesses;

          o we may incur substantial costs, delays or other operational or financial problems in integrating acquired businesses; o such acquisitions may adversely affect our operating results;

          o    such acquisitions may divert management's attention;

          o    we may not be able to retain acquired key personnel;

          o we may encounter unanticipated events, circumstances or legal liabilities; and

          o    the value of acquired intangible assets could decrease.


         Implementation and Suitable Resale Arrangements. Our development and expansion of the telecommunications business and our entry into new markets will depend on our ability to, among other things:

          o    lease or purchase suitable sites;

          o    obtain equipment on a timely basis;

          o negotiate suitable resale or interconnect arrangements with incumbent local exchange carriers, or "ILECs," on satisfactory terms and conditions; and

          o    finance the expansion of the telecommunications business.


         Dependence on Key Personnel and Consultants. A small number of key management and operating employees and consultants manage our telecommunications business. Our loss of such employees or consultants could materially adversely impact our telecommunications business. We believe that our future success in the telecommunications business significantly depends on our ability to attract and retain highly skilled and qualified telecommunications personnel.

         Reliance on Others. To limit our capital expenditures and support staff, we rely extensively on third parties. We do not own any part of a local exchange network or a long distance network. As a result, we depend entirely on facilities-based carriers for the transmission of customer telephone calls. Under the Telecommunications Act of 1996, we may purchase capacity from facilities-based carriers by entering into resale agreements with such carriers, or we may lease the required facilities from such carriers. The risk factors inherent in this approach include, but are not limited to, the following:

          o the inability to negotiate and renew favorable lease or resale agreements;

          o lack of timeliness of the ILEC in processing our orders for customers seeking to utilize our services;

          o dependence on the effectiveness of outside telemarketing services to attract new customers; and

          o dependence on a facilities-based carrier to provide our customers with repair services and new installation services.

          Dependence on Billing Services and Implementation. The accurate and prompt billing of our customers is essential to our operations and future profitability. We rely on a third-party vendor to provide billing services for Essex. Although our affiliate, Access One, has recently developed its own billing system and is not relying on a third-party, we have not yet commenced procedures to develop our own management information systems to be capable of billing our customers by ourselves. This strategy exposes us to various risk factors which include, but are not limited to, the following:

          o    the inability to control the management of our billing services,

          o the failure of a third party vendor to provide all of the billing services that we require,

          o    dependence upon a third party to rate and print our bills; and

          o the possibility of Year 2000 issues of the third-party not being corrected in time to process our bills properly in the year 2000.

         Competition.  We may be  competing  for local  telephone  and  Internet
access   services   with   ILECs,   which   currently   dominate   their   local
telecommunications markets, other CLECs and several other local exchange carriers. The following factors may, among other things, prevent us from obtaining the share of the telecommunications market necessary to achieve profitable telecommunications operations:

          o    ILECs' long-standing relationships with their customers;

          o the increase in business combinations and alliances in the telecommunications industry which may create significant new competitors;

          o the greater financial, personnel and other resources of existing and potential competitors; and

          o the ability of competitors with greater resources and capital to meet or undercut our proposed lower price structure.


         Rapid Technological Change. The telecommunications industry is subject to rapid and significant changes in technology. While we believe that these changes will not materially affect our ability to acquire necessary technologies, we cannot predict the effect of technological changes on our business.

         Regulation. Federal, state and local regulation may affect our telecommunications business. Since regulation of the telecommunications industry in general, and the CLEC industry in particular, is frequently changing, we cannot predict whether, when and to what extent new regulations will affect us. The following factors, among others, may adversely affect our business, financial condition and results of operations:

          o    delays in obtaining required regulatory approvals;

          o    new court decisions;

          o    the enactment of new adverse regulations; and

          o    the establishment of strict regulatory requirements.

Risks Associated with Retail Division. In August 1997, we began a retail operation known as Airline Ventures, Inc. ("AVI"), which sells travel products, uniforms and study guides via retail stores, E-commerce sites and a Web site primarily to professional airline crew members. We lease space from American Airlines for two of our stores, and from a Ramada Inn for a third store. The Ramada Inn provides lodging facilities to American Airlines employees when they are training at an American Airlines' training facility in Dallas. We plan to use our physical presence in the American Airlines' facilities and the Ramada Inn to build a trusted relationship with airline employees so they continuously make purchases from us at our stores and from our newly-formed Internet shopping sites. Our strategy includes, but is not limited to, the following risks:

         Short Operating History; Net Losses. Since its inception, AVI has not generated positive cash flow. In fiscal 1998, its first full year of operations, AVI incurred an operating loss of approximately $170,000. The operating losses were primarily attributable to expenses related to sales, marketing and a management information infrastructure that we needed to build in order to serve our customer base. Because of our limited operating history with AVI, we cannot accurately predict if AVI will be able to compete successfully as a specialty retailer or as an online retailer. Accordingly, you should consider the likelihood of AVI's success in view of all of the risks, expenses and delays inherent in establishing a new business, including, but not limited to, the following:

          o    general expenses;

          o    unforeseeable complications and delays;

          o    implementation of marketing strategies and activities;

          o    the  uncertainty  of  market   acceptance  of  new  products  and
               services;

          o    intense  competition from larger,  more established  competitors;
               and

          o incurring additional net losses before establishing an adequate customer base.

         Reliance on American Airlines. Our relationship with American Airlines is crucial to the successful operation of our retail business. We have written contracts or verbal agreements with American Airlines that allow us to perform several services for employees of American Airlines. The elimination of one or more of the following items could have a material impact on our operations:

          o    agreement to lease retail space in American Airlines' facilities;

          o ability to sell products in pilots' and flight attendants' lounges;

          o    ability   to  allow  a  crew   member  to  buy   products   on  a
               payroll-deduct program;

          o maintenance of a link between our E-commerce site and an internal site that is frequently used by American Airlines employees;

          o    ability to sell study guides and job-related necessities;

          o    agreement to sell pilot uniforms directly to pilots; and

          o    the ability to sell American Airlines' logo product.

         Dependence on Key Personnel and Consultants. A small number of key management and operating employees manage our specialty retail business. Our loss of such employees could materially adversely impact our business. We believe that our future success in this business will also depend on our ability to attract and retain additional key personnel who are also being sought by other businesses.

         Ability to Manage Growth. We plan to grow AVI's business by expanding our presence in a number of geographical locations and by promoting our E-commerce sites and Web site. The continued growth of this division will depend on various factors, including, but not limited to, the following:

          o    the ability to lease additional stores within airports;

          o the ability to expand sales of products to airline employees of several airlines;

          o enhancement of operational, managerial, financial and information systems;

          o the ability to find high quality, low cost sources to manufacture pilot uniforms;

          o    continued popularity of airline travel in the United States; and

          o    the ability to manage and grow our retail Internet business. o

         Competition. We compete with many other companies that are selling travel and job related products to professional airline crew members. We have no significant market share in this business. The following factors may, among other things, prevent us from obtaining the share of the specialty retail market necessary for AVI to achieve profitable operations:

          o long-standing relationships our competitors have with their customers;

          o long-standing relationships our competitors have with various airlines;

          o the greater financial, personnel and other resources of existing and potential competitors; and

          o the ability of competitors with greater resources and capital to meet or undercut our proposed price structure.

Risks Associated with Wholesale Luggage Division. Our wholesale luggage division has incurred substantial operating losses over the last nine quarters and our Board of Directors has announced that we intend to sell this division and focus our resources on the retail, telecommunications and Internet-related businesses that we have been developing since August 1997. The divestiture of the wholesale luggage division requires significant amounts of management time to prepare the division for sale and to aid prospective purchasers in performing their due diligence procedures. Our divestiture strategy comes with several risks, including, but not limited to, the following;

          o    continued losses if the division is not sold in a timely manner;

          o erosion of capital if the division is not sold in a timely manner;

          o significant management involvement that could detract from the growth of our other divisions; and

          o the ability to receive adequate compensation for the assets that are being sold.

Dividend Policy

         Generally. We expect to retain earnings, if any, to finance the expansion and development of our business. Our Board of Directors will decide whether to make future cash dividend payments. Such decision will depend on, among other things, the following factors:

          o    our earnings;

          o    our capital requirements;

          o    our operating condition;

          o    our financial condition; and

          o our compliance with various financing covenants to which we are or may become a party.

         No Dividend Payments in Near Future. We are currently a party to a credit facility with Coast Business Credit, a division of Southern Pacific Thrift & Loan Association, that prohibits dividend payments without Coast Business Credit's prior consent. See "Item 5. Market for the Company's Common Equity and Related Stockholder Matters" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" in our Annual Report on Form 10-K for the year ended November 30, 1998, which we have incorporated herein by reference.

Limited Public Market and Possible Volatility of Stock Price. Although there is a public market for our common stock, the market for our common stock is thinly traded. The trading prices of our common stock could be subject to wide fluctuations in response to, among other events and factors, the following:

          o    variations in our operating results;

          o    announcements by us or others;

          o    developments affecting us or our competitors; and

          o    extreme price and volume fluctuations in the stock market.

Effect of Certain Charter Provisions.

         Authority of Board of Directors to Issue Preferred Stock. Pursuant to the terms of our charter, our Board of Directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series. Our Board of Directors may also determine the prices, rights, preferences, privileges and restrictions, including voting rights, of the shares within each series without any further shareholder vote or action. In June 1998, our Board of Directors authorized the issuance of up to 700 shares of Series A preferred stock, which shares were subsequently issued. In February 1999, our Board of Directors approved the issuance of up to 1,300 shares of Series B preferred stock to prospective investors, of which 196 shares were subsequently issued. The rights of the holders of preferred stock that our Board of Directors may issue may adversely affect the rights of the holders of common stock. While the issuance of such preferred stock could facilitate possible acquisitions and other corporate activities, it could also impede a third party's ability to acquire control of our company.

         Limitation of Liability of Directors. Pursuant to the terms of our charter and to the extent New York law permits, we and our shareholders may not hold our directors personally liable for monetary damages in the event of a breach of fiduciary duty.

Anti-takeover Effects of New York Law. Certain anti-takeover provisions of New York law could delay or hinder a change of control of our company. While such provisions generally facilitate our Board of Directors' ability to maximize shareholder value, they may discourage takeovers that could be in the best interest of certain shareholders. Such provisions could adversely affect the market value of our stock in the future.


                                 USE OF PROCEEDS

         The shares of common stock offered hereby are being registered for the account of the selling shareholders identified in this prospectus. See "Selling Shareholders." All net proceeds from the sale of the common stock will go to the shareholders who offer and sell their shares. Accordingly, we will not receive any part of the proceeds from such sales of the common stock.


                              SELLING SHAREHOLDERS

         The selling shareholders have informed us that the name, address, maximum number of shares of common stock to be sold and total number of shares of common stock that each selling shareholder owns are as set forth in the following table. The selling shareholders may sell all or part of their shares of common stock pursuant to this prospectus. The offering of such shares of common stock is not being underwritten on a firm commitment basis. As a result, we cannot give you estimates as to the number and percentage of shares of common stock each selling shareholder will hold upon termination of this offering.

                                               Selling Shareholders
                                               --------------------
                                                                            No. of Shares
                                 No. of Shares of         Maximum No.           of                 Percentage of
                                   Common Stock           of Shares of      Common Stock            Common Stock
                                Beneficially Owned        Common Stock       to be Owned             to be Owned
      Name and Address           Prior to Offering       to be Offered     After Offering          After Offering (#)
      ----------------           -----------------       -------------     --------------          ------------------
Henry Azer(a)..............           375,000                 125,000               250,000         2.62%
9 Forest Drive
Westport, CT 06880

Access One Communi-cations          1,820,000               1,820,000                    --           --
   Corp.(b)................
4205 Vineland Road
Suite L15
Orlando, FL 32811

Ideal Pacific Ltd.(c)......           211,978                 145,311                66,667            *
Block N 4/F

Guangdong Production I/E              203,875                 203,875                    --           --
  Trading Corporation(c)...
11 Hok Yuen St., Hunghom
Kowloon Hong Kong

Winner Camping Goods     Mfy          133,220                 133,220                    --           --
  Ltd.(c)..................
13/F Block N-O Wah Lik
Ind. Centre
459-469 Castle Peak Road
Tsuen Wan, N.T.
Kowloon, Hong Kong

Koon Hing Plastic                     100,841                100,841                     --           --
 Factory(c)................
Fuk Tsun Fty. Bldg., 4F
66-68 Fuk Tsun Street
Kowloon, Hong Kong

Cheng-Sen Wang(c)..........           357,720                 268,831                88,889            *
9F Jen-ai Road, Sec. 4
Taipei, Taiwan R.O.C.

Albert H. Cheng(c).........           389,590                 300,702                88,888            *
199 Chung Ching North Road
11th Floor, Section 3
Taipei, Taiwan R.O.C.

                                               Selling Shareholders
                                               --------------------
                                                                            No. of Shares
                                 No. of Shares of         Maximum No.           of                 Percentage of
                                   Common Stock           of Shares of      Common Stock            Common Stock
                                Beneficially Owned        Common Stock       to be Owned             to be Owned
      Name and Address           Prior to Offering       to be Offered     After Offering          After Offering (#)
      ----------------           -----------------       -------------     --------------          ------------------


Riderpoint Inc.(d).........           250,000                 150,000               100,000          1.05%
14 Madison Avenue
Valhalla, NY 10595

Geils & Co. Inc.(e)........            30,916                  30,916                    --           --
54 Danbury Road
Suite 318
Ridgefield, CT  06877

Eric M. Hellige(f).........            58,000                  33,000                25,000            *
410 Park Avenue
New York, NY  10022

-------------------

#    Based upon 9,538,306 shares of common stock outstanding at April 30, 1999.
*    Less than 1%.

(a) Mr. Azer is the Chief Technology Officer and a director of Essex. Mr. Azer was the principal of WebQuill and American Telecom, each of which was purchased by Essex in August 1998. See "About the Company - - Our Telecommunications Business." The amount included in the table does not include certain shares that may be issued to Mr. Azer upon the attainment of certain performance objectives.

(b) Access One acquired 1,420,000 shares of common stock from us on March 4, 1999. We received 1,750,000 shares of common stock of Access One in consideration for our shares of common stock. Previously in October 1997, we purchased 3,000,000 shares of common stock of Access One in exchange for 425,000 shares of our common stock. In connection therewith, we received the right to nominate one director to the Board of Directors of Access One. We used this right to effect the election of Mr. Paul Riss, our Chief Financial Officer, to the Board of Access One. In connection with his election, Mr. Riss received three-year options to purchase up to 100,000 shares of common stock of Access One with an exercise price of $1.00 per share.

     Prior to our investment in Access One, in September 1997, Access One borrowed from Joel Dupre, our Chairman of the Board and Chief Executive Officer, $150,000 under a promissory note that matured on November 10, 1997 and bore interest at the rate of 12% per annum. At maturity, Mr. Dupre converted the promissory note plus accrued interest into 306,000 shares of common stock of Access One. In addition, Mr. Dupre was granted five-year warrants to purchase up to 150,000 shares of common stock of Access One at $1.20 per share. Of the $150,000 originally loaned by Mr. Dupre to Access One, Mr. Dupre borrowed $100,000 from Joseph Takada, a shareholder of the Company and the Managing Director of Ideal Pacific Ltd., our manufacturing agent in Hong Kong, and $50,000 from Albert Cheng, a shareholder of the Company and the President of Constellation Enterprise Co., Ltd., a supplier of certain of our luggage and backpack products.

(c) These entities and individuals are manufacturers, or principals thereof, of products sold by our wholesale luggage division (the "Manufacturers"). In April 1999, we issued to the Manufacturers the shares to be sold by the Manufacturers hereunder in satisfaction of outstanding debt owed to the Manufacturers.

(d) Riderpoint, Inc. ("Riderpoint") acquired 250,000 shares of common stock from us in April 1999. In exchange for shares, we received 19% of the outstanding equity of Riderpoint. Prior to our investment, Mr. Paul Riss, our Chief Financial Officer, was a member of the Board of Directors of Riderpoint and held three-year options to purchase up to 50,000 shares of common stock of Riderpoint with an exercise price of $1.00 per share

(e) Geils & Co., Inc., an entity that provides us consulting services to from time to time, received the shares to be sold by it hereunder as compensation for consulting services rendered.

(f) Mr. Hellige is one of our directors, is our corporate secretary and is a member of Pryor Cashman Sherman & Flynn LLP, our counsel. The shares to be sold by Mr. Hellige hereunder are shares issuable upon the conversion of Series A Preferred Stock owned by Mr. Hellige.


                              PLAN OF DISTRIBUTION

         The selling shareholders may offer their shares of common stock directly or through pledgees, donees, transferees or other successors in interest in one or more of the following types of transactions:

          o    in the over-the-counter market;

          o on any stock exchange on which shares of common stock may be listed at the time of sale;

          o    in negotiated transactions; or

          o    in a combination of any of the above transactions.


         The selling shareholders may offer their shares of common stock at any of the following prices:

          o    fixed prices which may be changed;

          o    market prices prevailing at the time of sale;

          o    prices related to such prevailing market prices; or

          o    at negotiated prices.


         The selling shareholders may sell their shares of common stock by one or more of the following methods, without limitation:

          o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          o a broker or dealer may purchase as principal and resell for its account pursuant to this prospectus;

          o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

          o face-to-face transactions between the selling shareholders and purchasers without a broker-dealer.

         In effecting sales, brokers or dealers that the selling shareholders engage may arrange for other brokers or dealers to participate. The selling shareholders may give such brokers or dealers commissions or discounts in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be
"underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales.

         In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this prospectus. The selling shareholders and any broker-dealers acting in connection with the sale of shares of common stock hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares of common stock as principals may be deemed underwriting compensation under the Securities Act.

         If and when a selling shareholder notifies us of that he or she has entered into a material arrangement with a broker-dealer for the sale of shares of common stock through a block trade, special offering or secondary distribution or a purchase by a broker or dealer, we will file a supplemental prospectus, if required pursuant to Rule 424(c) under the Securities Act, disclosing (1) the name of the selling shareholder and of the participating broker-dealer(s); (2) the number of shares of common stock involved; (3) the price at which such shares of common stock were sold; (4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
(5) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and (6) other facts material to the transaction.

         The selling shareholders reserve the sole right to accept and, together with any agent of any selling shareholder, to reject in whole or in part any proposed purchase of the shares of common stock. The selling shareholders will pay any sales commissions or other seller's compensation applicable to such transactions.

         We have not registered or qualified offers and sales of shares of the common stock under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the selling shareholders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling shareholders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the common stock may not simultaneously engage in market-making activities with respect to such shares of common stock for a period of two to nine business days prior to the commencement of such distribution. In addition, the selling shareholders and any other person participating in a distribution will be subject to applicable provisions of the

Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-2, 10b-6 and 10b-7. Such provisions may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders or any such other person. This may affect the marketability of the common stock and the brokers' and dealers' ability to engage in market-marking activities with respect to the common stock.

         We will pay substantially all of the expenses incident to the registration of the shares of common stock by filing the registration statement of which this prospectus is a part, estimated to be approximately $16,000.


                   DESCRIPTION OF SECURITIES TO BE REGISTERED

         Our authorized capital stock consists of 20,000,000 shares of common stock, par value $.10 per share, and 1,000,000 shares of preferred stock, par value $.10 per share. As of April 30, 1999, 9,538,306 shares of common stock were issued and outstanding , 196 shares of Series A preferred stock were issued and outstanding and 700 shares of Series B preferred stock were issued and outstanding.

Common Stock

         Voting, Dividend and Other Rights. Each outstanding share of common stock will entitle the holder to one vote on all matters presented to the shareholders for a vote. Holders of shares of common stock will have no preemptive, subscription or conversion rights. All shares of common stock to be outstanding following this offering will be duly authorized, fully paid and nonassessable. Our Board of Directors will determine if and when distributions may be paid out of legally available funds to the holders. We have not declared any cash dividends during the past fiscal year with respect to the common stock. Our declaration of any cash dividends in the future will depend on our Board of Directors' determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. In addition, we are a party to a credit facility that prohibits the payment of dividends without the lender's prior consent.

         Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

         Majority Voting. The holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of the shareholders. A plurality of the votes cast at a meeting of shareholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholders action other than the election of directors. However, the Business Corporation Law of the State of New York provides that certain extraordinary matters, such as a merger or consolidation in which we are a constituent corporation, a sale or other disposition of all or substantially all of our assets, and our dissolution, require the vote of the holders of two-thirds of all outstanding voting shares. Most amendments to our certificate of incorporation require the vote of the holders of a majority of all outstanding voting shares.

Preferred Stock

         Authority of Board of Directors to Create Series and Fix Rights. Under our certificate of incorporation, as amended, our Board of Directors can issue up to 1,000,000 shares of preferred stock from time to time in one or more series. The Board of Directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, the Board of Directors has the authority to issue these shares of preferred stock without shareholder approval. As described below, our Board of Directors has authorized the issuance of 700 shares of Series A preferred stock and up to 1,300 shares of Series B preferred stock.

         Series A Preferred Stock. We have designated 700 preferred shares as "Series A Preferred Stock". The Series A preferred stock is entitled to receive dividends when, as and if dividends are declared by our Board of Directors on our common stock. Each holder of Series A preferred stock has the right, at the option of the holder at any time, to convert each share of Series A preferred stock into approximately 300 shares of common stock, except that our Board of Directors has authorized the issuance of 1,000 shares of common stock upon the conversion of each of the 33 shares of Class A preferred stock owned by Eric M. Hellige, one of our directors. After May 31, 1999, we have the right to convert each share of Series A preferred stock into not less than 300 shares of common stock and not more than 600 shares of common stock (depending upon the average closing price of the common stock for the 20 trading days immediately preceding May 31, 1999). The conversion price of shares of Series A Preferred Stock is subject to adjustment in the event of any reclassification, subdivision or combination of our outstanding common stock into a greater or smaller number of shares by a stock split, stock dividend or other similar event.

         Series B Preferred Stock. We have designated 1,300 preferred shares as "Series B Preferred Stock". The Series B preferred stock is entitled to receive dividends when, as and if dividends are declared by our Board of Directors on our common stock. Each holder of Series B preferred stock has the right, at the option of the holder, to convert each share of Series B preferred stock into 1,000 shares of common stock at any time prior to November 18, 1999, or into not more than 2,000 shares of common stock nor less than 1,000 shares of common stock (depending on the average closing price of the common stock for the 20 trading days immediately preceding November 18, 1999) at any time on or after November 18, 1999. After November 18, 1999, we have the right to convert each share of Series B preferred stock into common stock. The conversion price of shares of Series B preferred stock is subject to adjustment in the event of any reclassification, subdivision or combination of our outstanding common stock into a greater or smaller number of shares by a stock split, stock dividend or other similar event.

         In the event of a dissolution, liquidation or winding up of the Company, the holders of Series A preferred stock and Series B preferred stock are entitled to receive, prior and in preference to the holders of common stock, an amount equal to $1,000 per share. Thereafter, our remaining assets will be distributed ratably to the holders of common stock. The holders of shares of Series A preferred stock and Series B preferred stock are entitled to that number of votes on all matters presented to shareholders equal to the number of shares of common stock then issuable upon conversion of such shares of preferred stock. Without the approval of the holders of at least a majority of the Series A preferred stock and Series B preferred stock then outstanding voting separately as a class, we may not amend our Certificate of Incorporation in any way that adversely affects the rights and preferences of the holders of the Series A preferred stock or the Series B preferred stock as a class.

         Potential Dilution of Share Value; Preferences. Any additional issuance of shares of preferred stock could dilute the earnings per share and book value of existing shares of common stock. Because our Board of Directors has the authority to fix the voting rights for any series of preferred stock, the holders of shares of a new series of preferred stock could be entitled to vote separately as a class in connection with the approval of certain extraordinary corporate transactions where New York law does not require such class vote, or might be given a disproportionately large number of votes. The issuance of shares of preferred stock could also result in a class of securities outstanding that would have certain preferences (for example, with respect to dividends or liquidation), or would enjoy certain voting rights in addition to those of the common stock.

         Potential Frustration in Change of Control . Although we currently have no such intention, we could use authorized but unissued shares of preferred stock to hinder a change in control of our company. Any issuance of shares of preferred stock could dilute the stock ownership of persons seeking to gain control. Shares of a new series of preferred stock could also be convertible into a large number of shares of common stock or have other terms that might make more difficult or costly the acquisition of a controlling interest in our company. Under certain circumstances, such shares could be used to create voting impediments or to frustrate persons attempting to effect a takeover or otherwise gain control. Such shares could be privately placed with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. In addition, the Board of Directors could authorize holders of a series of preferred stock to vote as a class, either separately or with the holders of the common stock, on any merger, sale or exchange of assets by us or any other extraordinary corporate transactions. The ability of the Board of Directors to take such actions might be considered as having an effect of discouraging any attempt by another person or entity to acquire control of our company.

Transfer Agent

         The registrar and transfer agent for our common stock is Registrar and Transfer Company.


                                  LEGAL MATTERS

         Pryor Cashman Sherman & Flynn LLP, New York, New York, will pass upon certain legal matters in connection with this offering, including the validity of the issuance of the shares of common stock offered by this prospectus.



                                     EXPERTS

         Our consolidated balance sheets as of November 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the three years ended November 30, 1998 appearing in our Annual Report on Form 10-K for the year ended November 30, 1998, have been audited by Nussbaum Yates & Wolpow, P.C., independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The financial statements referred to above are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
      No dealer, sales representative, or other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

              ---------------

                                                 |         3,311,696 Shares
             TABLE OF CONTENTS                   |
                                                 |
                                         Page    |
                                                 |
Where You Can Find  More Information             |     SIRCO INTERNATIONAL CORP.
                                           1     |
                                                 |
Incorporation of Certain                         |
   Documents by Reference...........       1     |           Common Stock
                                                 |
About the Company...................       2     |
                                                 |
Risk Factors .......................       7     |
                                                 |          ---------------
Use of Proceeds.......................    16     |            PROSPECTUS
                                                 |          ---------------
Selling Shareholders................      16     |
                                                 |
Plan of Distribution................      19     |
                                                 |         __________, 1999
Description of Securities to be                  |
  Registered........................      21     |

Legal Matters.........................    24

Experts...............................    24

--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.          Other Expenses of Issuance and Distribution.

         Estimated expenses to be paid by the Company in connection with the issuance and distribution of the securities being registered are as follows:

          Registration Fee...................................................................... $  1,159.09
          Legal Fees and Expenses............................................................... $ 10,000.00
          Accounting Fees and Expenses.......................................................... $  5,000.00
          Miscellaneous......................................................................... $    840.91
                                                                                                 ------------
                   Total                                                                        $  17,000.00

ITEM 15.          Indemnification of Directors and Officers

         Reference is made to Sections 721 through 725 of the Business Corporation Law of the State of New York (the "BCL"), which provides for indemnification of directors and officers of New York corporations under certain circumstances.

         Section 722 of the BCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, in connection with actions or proceedings, whether civil or criminal (other than an action by or in the right of the corporation, a
"derivation action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute does not apply in respect of a threatened action, or a pending action that is settled or otherwise disposed of, and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 721 of the BCL provides that Article 7 of the BCL is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, disinterested director vote, shareholders vote, agreement or otherwise.

         Article XII of the Registrant's by-laws requires the Registrant to indemnify its officers and directors to the fullest extent permitted under the BCL. Article XII of the Registrant's by-laws further provides that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the court in which such action or suit was brought or, if no action was brought, any court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper.

         Section 402(b) of the BCL provides that a corporation's certificate of incorporation may include a provision that eliminates or limits the personal liability of the corporation's directors to the corporation or its shareholders for damages for any breach of a director's duty, provided that such provision does not eliminate or limit (1) the liability of any director if a judgment or other final adjudication adverse to the director establishes that the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained a financial profit or other advantage to which the director was not legally entitled or that the director's acts violated Section 719 of the BCL; or (2) the liability of any director for any act or omission prior to the adoption of a provision authorized by Section 402(b) of the BCL. Article Sixth of the Registrant's Certificate of Incorporation, as amended, provides that no director of the Registrant shall be liable to the Registrant or its shareholders for any breach of duty in such capacity except as provided in Section 402(b) of the BCL.

         Any amendment to or repeal of the Registrant's Certificate of Incorporation or by-laws shall not adversely affect any right or protection of a director or officer of the Registrant for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

         The Registrant maintains directors and officers insurance which, subject to certain exclusions, insures the directors and officers of the Registrant against certain losses which arise out of any neglect or breach of duty (including, but not limited to, any error, misstatement, act, or omission) by the directors or officers in the discharge of their duties, and insures the Registrant against amounts which it has paid or may become obligated to pay as indemnification to its directors and/or officers to cover such losses.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


Item 16.  Exhibits

                  Exhibit No.   Description

                  5              Opinion of Pryor Cashman Sherman & Flynn LLP

                  23.1 Consent of Pryor Cashman Sherman & Flynn LLP (included as part of Exhibit 5.1)

                  23.2           Consent of Nussbaum Yates & Wolpow, P.C.

                  24 Powers of Attorney (included in the signature page of this Registration Statement)


Item 17.  Undertakings

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                            (i)     To   include  any   prospectus  required  by
                  Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration
                  Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York on this 30th day of April, 1999.

                                                      SIRCO INTERNATIONAL CORP.


                                                       By:
                                                          ----------------------
                                                       Joel Dupre
                                                       Chairman of the Board and
                                                       Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes Joel Dupre, Eric M. Hellige and Paul H. Riss, and each of them singly, his true and lawful attorneys-in-fact with full power to execute in the name of such person, in the capacities stated below, and to file, such one or more amendments to this Registration Statement as the Registrant deems appropriate, and generally to do all such things in the name and on behalf of such person, in the capacities stated below, to enable the Registrant to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission thereunder, hereby ratifying and confirming the signature of such person as may be signed by said attorneys-in-fact, or any one of them, to any and all amendments to this Registration Statement.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Dated: April 30, 1999      /s/ Joel Dupre
                           -------------------------------------------------
                           (Joel Dupre)
                           Chairman of the Board and Chief Executive Officer


Dated: April 30, 1999      /s/ Paul H. Ris
                           -------------------------------------------------
                           (Paul H. Riss)
                           Chief Financial Officer and Director



Dated: April 30, 1999      /s/ Eric M. Hellige
                           -------------------------------------------------
                           (Eric M. Hellige)
                           Director


Dated: April 30, 1999      /s/ Eric Smith
                           -------------------------------------------------
                           (Eric Smith)
                           Director


Dated: April 30, 1999      /s/ Barrie Sommerfield
                           -------------------------------------------------
                           (Barrie Sommerfield)
                           Director


Dated: April 30, 1999      /s/ Anthony Scalice
                           -------------------------------------------------
                           (Anthony Scalice)
                           Director